Exhibit 3.2

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “FIDELITY ETHEREUM FUND”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF OCTOBER, A.D. 2023, AT 1 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2562631 8100 SR# 20233856391	Authentication: 204487590 Date: 10-31-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

FIDELITY ETHEREUM FUND

THIS Certificate of Trust of Fidelity Ethereum Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Fidelity Ethereum Fund.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	Gregory Daniels
Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 01:00 PM 10/31/2023 FILED 01:00 PM 10/31/2023 SR 20233856391 - File Number 2562631